Exhibit 99.1

Reynolds Consumer Products Reports Second Quarter 2021 Financial Results

Strong Demand Continues

Pricing to Offset Unprecedented Cost Increases

Timing of Margin Recovery Driving Lower Earnings Outlook

LAKE FOREST, IL, August 2, 2021 – (BUSINESSWIRE) – Reynolds Consumer Products Inc. (“Reynolds,” “RCP” or the “Company”) (Nasdaq: REYN) today reported results for the second quarter 2021 ended June 30, 2021.

Second Quarter 2021 Highlights

•	Net Revenues of $873 million, up 6% over Q2 prior year net revenues
•	Net Income of $80 million; Adjusted Net Income of $83 million
•	Adjusted EBITDA of $148 million
•	Earnings Per Share of $0.38; Adjusted Earnings Per Share of $0.39

Revenues increased 6% on top of record second quarter revenues in 2020 and in spite of an estimated two percentage point impact due to shipment delays from import and other third-party suppliers.  Price and volume contributed to our revenue increase, reflecting pricing to offset commodity cost increases and a pick-up in growth for Hefty Waste & Storage and Hefty Tableware as everyday usage occasions remained strong and social gatherings increased.  Net income was $80 million, down 29% versus last year’s net income, and Adjusted EBITDA was $148 million, down 23% versus last year’s Adjusted EBITDA as material cost increases outpaced our price increases.

“Household demand for our products remains strong, social gatherings are increasing, and we delivered solid margins in a period of unprecedented cost pressure” said Lance Mitchell, President and Chief Executive Officer.  “We are responding to these pressures with pricing and other cost reduction measures and expect a pronounced improvement in profitability after our third round of pricing goes into effect during the third quarter.  We have a history of profit recovery and have been strengthening our manufacturing and supply chain capabilities, positioning us for continued market share strength and ongoing growth.”

Segment Results

Reynolds Cooking & Baking

•	Net revenues increased $8 million, or 3%
•	Adjusted EBITDA decreased $7 million, or -11%

Net revenues increased 3%, driven by price increases, partially offset by a volume decline.  Adjusted EBITDA decreased 11%, driven by lower volume as the pricing actions fully offset increases in material and other costs.

The volume decline was primarily due to lapping of last year’s elevated consumption.

Hefty Waste & Storage

•	Net revenues increased $17 million, or 8%
•	Adjusted EBITDA decreased $18 million, or -29%

Net revenues increased 8%, driven by price increases and higher volume.  Adjusted EBITDA decreased 29% as increases in material costs outpaced price increases.

Volume growth accelerated as household demand remained strong, and our waste bag business benefited from innovation.

Hefty Tableware

•	Net revenues increased $31 million, or 17%
•	Adjusted EBITDA increased $2 million, or 5%

Net revenues increased 17%, driven by higher volume and price increases.  Adjusted EBITDA increased 5%, primarily driven by higher volume, partially offset by price increases lagging material cost increases.

Volume growth accelerated as everyday usage occasions remained strong, social gatherings increased, and innovation contributed to growth.

Presto Products

•	Net revenues increased $4 million, or 3%
•	Adjusted EBITDA decreased $7 million, or -25%

Net revenues increased 3%, driven by price increases, partially offset by a volume decline.  Adjusted EBITDA decreased 25%, as price increases lagged material cost increases.

The volume decline was primarily due to the lapping of pantry loading at the onset of COVID-19.

Year to Date 2021 Highlights

•	Net Revenues of $1,629 million, up 5% over prior year net revenues
•	Net Income of $154 million; Adjusted Net Income of $159 million
•	Adjusted EBITDA of $288 million
•	Earnings Per Share of $0.73; Adjusted Earnings Per Share of $0.75

Net revenues increased 5%, driven by price increases and lower levels of trade promotion.  Net income increased 12%, and Adjusted EBITDA decreased 12%, as price increases and lower levels of trade promotion were outpaced by increases in material, manufacturing and logistics costs.

Balance Sheet and Cash Flow Highlights

•	At June 30, 2021, our cash and cash equivalents were $49 million, and our outstanding debt was $2,122 million, resulting in net debt of $2,073 million.
•

Capital expenditures were $73 million (includes $25 million for the purchase of a previously leased manufacturing facility) for the six months ended June 30, 2021 compared to $52 million for the same period in the prior year.

Fiscal Year and Third Quarter Outlook

The Company is updating its previously-disclosed outlook.

The Company continues to expect high single-digit revenue growth for fiscal 2021, underpinned by pricing, at-home consumption, improvements in our Tableware segment as a result of increases in social gatherings, innovation, and retail replenishment.

The Company also remains focused on covering cost increases on an annualized basis but is lowering expected 2021 earnings to reflect the timing of pricing by comparison to cost increases.

•	Two rounds of price increases have been successfully implemented across the Company, and a third round has been announced, to be effective during the third quarter.

•

The Company is facing estimated 2021 cost pressures in excess of $400 million, driven primarily by increases in resin and aluminum.  This estimate assumes resin rates peaked at the end of July and will ease through the end of the year.  It also assumes that aluminum rates remain stable by comparison to July levels through year-end.

“We expect 2021 to be another year of record net revenues and are responding to inflationary pressures quickly and effectively, by focusing on profitability and the long-term health of our business,” said Michael Graham, Chief Financial Officer.  “In addition to our third round of price increases, premium innovations are driving improved mix, and we have expanded Reyvolution cost savings to further offset cost pressures.  Our 2021 earnings decline is primarily attributable to the timing of price increases relative to increased material costs.  We expect a substantial sequential improvement in profitability in the fourth quarter on the basis of announced pricing and an anticipated easing of commodity rates.”

The Company now expects the following results for its fiscal year ending December 31, 2021:

•	Net revenues to grow high single digits on $3,263 million in the prior year
•	Net Income to be in the range of $311 million to $332 million; Adjusted Net Income to be in the range of $323 million to $344 million
•	Adjusted EBITDA to be in the range of $590 million to $620 million
•	Earnings Per Share to be in the range of $1.48 to $1.58 per share; Adjusted Earnings Per Share to be in the range of $1.54 to $1.64 per share
•	Net Debt to be approximately $1.9 billion at December 31, 2021

The Company is expecting high single-digit revenue growth in its third quarter, reflecting recently implemented price increases and volume anticipated to be similar to Q3 2020 levels.

Despite the expected revenue growth over the prior-year quarter, the Company expects short-term earnings pressure in the third quarter, primarily driven by increases in resin and aluminum costs in excess of price increases going into effect during the third quarter.

The Company expects the following results for its third quarter ending September 30, 2021:

•	Net revenues to grow high single digits on $823 million in the prior year
•	Net Income to be in the range of $59 million to $66 million; Adjusted Net Income to be in the range of $63 million to $70 million
•	Adjusted EBITDA to be in the range of $125 million to $135 million
•	Earnings Per Share to be in the range of $0.28 to $0.31 per share; Adjusted Earnings Per Share to be in the range of $0.30 to $0.33 per share

Quarterly Dividend

The Company’s Board of Directors has approved a quarterly dividend of $0.23 per common share. The Company expects to pay this dividend on August 31, 2021, to shareholders of record as of August 17, 2021.

Conference Call and Webcast Presentation

The Company will host a conference call to discuss these results at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Monday, August 2, 2021. Investors interested in participating in the live call can dial 877-423-9813 from the U.S.

and 201-689-8573 internationally. A telephone replay will be available approximately two hours after the call concludes through Monday, August 16, 2021, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13720761.

There will also be a simultaneous, live webcast available on the Investors section of the Company’s website at www.reynoldsconsumerproducts.com. The webcast will be archived for 30 days.

About Reynolds Consumer Products Inc.

RCP’s mission is to simplify daily life so consumers can enjoy what matters most. RCP is a market-leading consumer products company with a presence in 95% of households across the United States. RCP produces and sells products across three broad categories: cooking products, waste & storage products and disposable tableware; that are sold under iconic brands such as Reynolds and Hefty, as well as under store brands that are strategically important to RCP’s customers. Overall, across both branded and store brand offerings, RCP holds the #1 or #2 U.S. market share position in the majority of product categories in which it participates.

Note to Investors Regarding Forward Looking Statements

This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including our third quarter and fiscal year 2021 guidance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “outlook,” “forecast”, “committed,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “model”, “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth and other strategies and anticipated trends in our business, including expected levels of increases in commodity costs. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K.

For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

REYN-F

Contact

Investors

Mark Swartzberg

Mark.Swartzberg@reynoldsbrands.com

(847) 482-4081

Media

Kate Ottavio Kent

Kate.OttavioKent@icrinc.com

(203) 682-8276

Reynolds Consumer Products Inc.

Condensed Consolidated Statements of Income

(amounts in millions, except for per share data)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net revenues	$847	$798	$1,579	$1,489
Related party net revenues	26	24	50	63
Total net revenues	873	822	1,629	1,552
Cost of sales	(665)	(570)	(1,229)	(1,111)
Gross profit	208	252	400	441
Selling, general and administrative expenses	(89)	(81)	(167)	(163)
Other expense, net	(2)	(6)	(5)	(21)
Income from operations	117	165	228	257
Interest expense, net	(12)	(17)	(24)	(44)
Income before income taxes	105	148	204	213
Income tax expense	(25)	(36)	(50)	(75)
Net income	$80	$112	$154	$138

Earnings per share:
Basic	$0.38	$0.53	$0.73	$0.69
Diluted	$0.38	$0.53	$0.73	$0.69

Weighted average shares outstanding:
Basic	209.8	209.7	209.7	199.2
Effect of dilutive securities	0.1	0.1	0.1	—
Diluted	209.9	209.8	209.8	199.2

Reynolds Consumer Products Inc.

Condensed Consolidated Balance Sheets

(amounts in millions, except for per share data)

	(Unaudited) As of June 30, 2021	As of December 31, 2020
Assets
Cash and cash equivalents	$49	$312
Accounts receivable (net of allowance for doubtful accounts of $1 and $1)	333	292
Other receivables	5	9
Related party receivables	9	8
Inventories	582	419
Other current assets	26	13
Total current assets	1,004	1,053
Property, plant and equipment (net of accumulated depreciation of $725 and $692)	647	612
Operating lease right-of-use assets, net	57	61
Goodwill	1,879	1,879
Intangible assets, net	1,077	1,092
Other assets	33	25
Total assets	$4,697	$4,722
Liabilities
Accounts payable	$240	$185
Related party payables	35	41
Current portion of long-term debt	25	25
Income taxes payable	—	6
Accrued and other current liabilities	155	175
Total current liabilities	455	432
Long-term debt	2,097	2,208
Long-term operating lease liabilities	48	51
Deferred income taxes	324	326
Long-term postretirement benefit obligation	54	53
Other liabilities	43	37
Total liabilities	$3,021	$3,107

Stockholders’ equity
Common stock, $0.001 par value; 2,000 shares authorized; 210 shares issued and outstanding	—	—
Additional paid-in capital	1,382	1,381
Accumulated other comprehensive income	3	1
Retained earnings	291	233
Total stockholders' equity	1,676	1,615
Total liabilities and stockholders' equity	$4,697	$4,722

Reynolds Consumer Products Inc.

Condensed Consolidated Statements of Cash Flows

(amounts in millions)

(Unaudited)

	Six Months Ended
	June 30,
	2021	2020
Cash provided by operating activities
Net income	$154	$138
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	53	48
Deferred income taxes	(4)	41
Unrealized losses on derivatives	—	1
Stock compensation expense	3	3
Change in assets and liabilities:
Accounts receivable, net	(40)	(268)
Other receivables	3	(3)
Related party receivables	—	4
Inventories	(163)	33
Accounts payable	54	8
Related party payables	(6)	(20)
Related party accrued interest payable	—	(18)
Income taxes payable / receivable	(14)	31
Accrued and other current liabilities	(22)	10
Other assets and liabilities	—	(5)
Net cash provided by operating activities	18	3
Cash used in investing activities
Acquisition of property, plant and equipment	(73)	(52)
Net cash used in investing activities	(73)	(52)
Cash (used in) provided by financing activities
Repayment of long-term debt	(112)	(6)
Dividends paid	(96)	(31)
Proceeds from long-term debt, net of discounts	—	2,472
Repayments of PEI Group Credit Agreement	—	(8)
Advances from related parties	—	240
Repayments to related parties	—	(3,627)
Deferred debt transaction costs	—	(28)
Proceeds from IPO settlement facility	—	1,168
Repayment of IPO settlement facility	—	(1,168)
Issuance of common stock	—	1,410
Equity issuance costs	—	(69)
Net transfers to Parent	—	(14)
Net cash (used in) provided by financing activities	(208)	339
Effect of exchange rate on cash and cash equivalents	—	—
Net (decrease) increase in cash and cash equivalents	(263)	290
Cash and cash equivalents at beginning of period	312	102
Cash and cash equivalents at end of period	$49	$392

Cash Paid:
Income Taxes	67	5

Reynolds Consumer Products Inc.

Segment Results

(amounts in millions)

	Reynolds Cooking & Baking	Hefty Waste & Storage	Hefty Tableware	Presto Products	Unallocated(1)	Total Reynolds Consumer Products
Net revenues for the three months ended June 30:
2021	$303	$220	$217	$142	$(9)	$873
2020	295	203	186	138	—	822
Adjusted EBITDA for the three months ended June 30:
2021	$59	$45	$45	$21	$(22)	$148
2020	66	63	43	28	(7)	193

	Reynolds Cooking & Baking	Hefty Waste & Storage	Hefty Tableware	Presto Products	Unallocated(1)	Total Reynolds Consumer Products
Net revenues for the six months ended June 30:
2021	$574	$414	$386	$268	$(13)	$1,629
2020	538	395	364	265	(10)	1,552
Adjusted EBITDA for the six months ended June 30:
2021	$111	$90	$79	$38	$(30)	$288
2020	106	118	78	51	(25)	328

(1)

The unallocated net revenues include elimination of intersegment revenues and other revenue adjustments. The unallocated Adjusted EBITDA represents the combination of corporate expenses which are not allocated to our segments and other unallocated revenue adjustments.

Components of Change in Net Revenues for the Three Months Ended June 30, 2021 vs. the Three Months Ended June 30, 2020

	Price	Volume/Mix	Total
Reynolds Cooking & Baking	5%	(2)%	3%
Hefty Waste & Storage	5%	3%	8%
Hefty Tableware	3%	14%	17%
Presto Products	7%	(4)%	3%
Total RCP	4%	2%	6%

Components of Change in Net Revenues for the Six Months Ended June 30, 2021 vs. the Six Months Ended June 30, 2020

	Price	Volume/Mix	Total
Reynolds Cooking & Baking	5%	2%	7%
Hefty Waste & Storage	5%	-	5%
Hefty Tableware	3%	3%	6%
Presto Products	5%	(4)%	1%
Total RCP	5%	-	5%

Use of Non-GAAP Financial Measures

We use non-GAAP financial measures “Adjusted EBITDA,” “Adjusted Net Income,” “Adjusted Earnings Per Share”, and “Net Debt” in evaluating our past results and future prospects. We define Adjusted EBITDA as net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, depreciation and amortization and further adjusted to exclude, as applicable, unrealized gains and losses on commodity derivatives and IPO and separation-related costs. We define Adjusted Net Income and Adjusted Earnings Per Share as Net Income and Earnings Per Share calculated in accordance with GAAP, plus, as applicable, the sum of IPO and separation-related costs, the impact of a tax legislation change under the CARES Act enacted March 27, 2020 and any unrealized gains or losses on commodity derivatives.  We define Net Debt as the current portion of long-term debt plus long-term debt less cash and cash equivalents.

We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. In addition, our chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. We use Adjusted Net Income and Adjusted Earnings Per Share as supplemental metrics to evaluate our business’ performance in a way that also considers our ability to generate profit without the impact of certain items. We use Net Debt as we believe it is a more representative measure of our liquidity.  Accordingly, we believe presenting these metrics provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.

Guidance for fiscal year and third quarter 2021, where adjusted, is provided on a non-GAAP basis, which the Company will continue to identify as it reports its future financial results. The Company cannot reconcile its expected Adjusted EBITDA to expected Net Income under “Fiscal Year and Third Quarter Outlook” without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results.  In addition, the Company cannot reconcile its expected Net Debt to expected total debt without reasonable effort because certain items that impact total debt and other reconciling metrics are out of the Company’s control and/or cannot be reasonable predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results.

Please see reconciliations of Non-GAAP measures used in this release (with the exception of our third quarter and full year 2021 Adjusted EBITDA outlook and our 2021 Net Debt outlook, as described above) to the most directly comparable GAAP measures, beginning on the following page.

Reynolds Consumer Products Inc.

Reconciliation of Net Income to Adjusted EBITDA

(amounts in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income – GAAP	$80	$112	$154	$138
Income tax expense	25	36	50	75
Interest expense, net	12	17	24	44
Depreciation and amortization	27	24	53	48
IPO and separation-related costs (1)	4	7	7	21
Unrealized (gains) losses on derivatives (2)	—	(3)	—	1
Other	—	—	—	1
Adjusted EBITDA (Non-GAAP)	$148	$193	$288	$328

(1)      Reflects costs related to the IPO process, as well as costs related to our separation to operate as a stand-alone public company. These costs are included in Other expense, net in our condensed consolidated statements of income.

(2)      Reflects the mark-to-market movements in our commodity derivatives.

Reynolds Consumer Products Inc.

Reconciliation of Net Income and EPS to Adjusted Net Income and Adjusted EPS

(amounts in millions, except per share data)

	Three Months Ended June 30, 2021			Three Months Ended June 30, 2020
	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$80	210	$0.38	$112	210	$0.53
Adjustments:
IPO and separation-related costs (1)	3	210	0.01	5	210	0.03
Unrealized gains on derivatives (1)	—	—	—	(2)	210	(0.01)
Adjusted (Non-GAAP)	$83	210	$0.39	$115	210	$0.55

(1)	Amounts are after tax, calculated using a tax rate of 24.5% for the three months ended June 30, 2021 and 2020, which is our effective tax rate for the periods presented excluding discrete tax items.

	Six Months Ended June 30, 2021			Six Months Ended June 30, 2020
	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$154	210	$0.73	$138	199	$0.69
Assume full period impact of IPO shares (1)	—	—	—	—	11	—
Total	154	210	0.73	138	210	0.66
Adjustments:
IPO and separation-related costs (2)	5	210	0.02	16	210	0.08
Impact of tax legislation change from the CARES Act	—	—	—	23	210	0.11
Unrealized losses on derivatives (2)	—	—	—	1	210	—
Adjusted (Non-GAAP)	$159	210	$0.75	$178	210	$0.85

(1)

Represents incremental shares required to adjust the weighted average shares outstanding for the period to the actual shares outstanding as of June 30, 2020. We utilize the shares outstanding at period end as if they had been outstanding for the full period rather than weighted average shares outstanding over the course of the period as it is a more meaningful calculation that provides consistency in comparability.

(2)

Amounts are after tax, calculated using a tax rate of 24.5% for the six months ended June 30, 2021 and 2020, which is our effective tax rate for the periods presented excluding the 2020 one-time discrete expense associated with the legislation change from the CARES Act and other discrete tax items.

Reynolds Consumer Products Inc.

Reconciliation of Net Debt to Total Debt

(amounts in millions)

As of June 30, 2021

Current portion of Long-Term debt	$25
Long-Term debt	2,097
Total Debt	2,122
Cash and Cash Equivalents	(49)
Net Debt (Non-GAAP)	$2,073

Reynolds Consumer Products Inc.

Reconciliation of Q3 2021 Net Income and EPS Guidance to Adjusted Net Income and Adjusted EPS Guidance

(amounts in millions, except per share data)

	Net Income		Diluted shares	Diluted Earnings Per Share
	low	high	outstanding	low	high
Q3 2021 - Guidance	$59	$66	210	$0.28	$0.31
Adjustments:
IPO and separation-related costs (1)	4	4	210	0.02	0.02
Q3 2021 - Adjusted Guidance	$63	$70	210	$0.30	$0.33

Reynolds Consumer Products Inc.

Reconciliation of 2021 Net Income and EPS Guidance to Adjusted Net Income and Adjusted EPS Guidance

(amounts in millions, except per share data)

	Net Income		Diluted shares	Diluted Earnings Per Share
	low	high	outstanding	low	high
Fiscal Year 2021 - Guidance	$311	$332	210	$1.48	$1.58
Adjustments:
IPO and separation-related costs (1)	12	12	210	0.06	0.06
Fiscal Year 2021 - Adjusted Guidance	$323	$344	210	$1.54	$1.64

(1)	Amounts are after tax calculated using a tax rate of 25%, which is the Company’s expected tax rate for Q3 and FY 2021.